Exhibit 10(j)

2012 Performance award AGREEMENT
Awardee: Name
Date of Grant: June 7, 2012
Target Award Payment:
This PERFORMANCE AWARD AGREEMENT (this “Agreement”) is made as of the Date of Grant set forth above by and between UNITED RENTALS, INC., a Delaware corporation, having an office at Five Greenwich Office Park, Greenwich, CT 06831 (the “Company”), and Awardee, currently an employee of the Company or an affiliate of the Company.
In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Grant of Award. The Company, pursuant to its Amended and Restated 2010 Long Term Incentive Plan (as may be amended, modified or restated, the “Plan”), which is incorporated herein by reference, and subject to the terms and conditions thereof, hereby grants to Awardee (also referred to as “you”) a Performance Award in the Target Award Payment amount set forth above (the “Award”). The Target Award Payment represents the target dollar value of the Award, and the actual payment, if any (the “Award Payout”), is based on the Company's level of achievement of the performance goals set forth on Schedule I (the “Performance Goals”) and your individual performance during the applicable performance periods, each as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its sole discretion. The total Award Payout may range from 0% to 175% of the Target Award Payment. Your failure to sign and return a copy of this Agreement within 30 days of receipt shall automatically effect a cancellation and forfeiture of the Award, except as determined by the Company in its sole discretion.
2.Performance Periods; Performance Determination.

(a)
Performance Periods. The Company's performance will be measured over the following periods: (i) from April 30, 2012 through April 29, 2013 (“Performance Period 1”), (ii) from April 30, 2012 through October 31, 2013 (“Performance Period 2”), and (iii) in the event that the Total Performance Goal (as set forth in Schedule I) is not achieved during Performance Period 2, from April 30, 2012 through April 29, 2014 (the “Extended Performance Period”).

(b)
Performance Determination. Based on the achievement of the Performance Goals, there may be an Award Payout following each performance period. As soon as administratively practicable following Performance Period 1, the Compensation Committee shall determine the Company's achievement of the Performance Goals in accordance with Schedule I and your individual performance, the date on which such determination occurs shall be referred to herein as the “First Determination Date”. If the Threshold Goal (as set forth on Schedule I) for Performance Period 1 is satisfied, the resulting Award Payout for Performance Period 1 will be made following the First Determination Date in accordance with Section 4. In no event shall the Award Payout for Performance Period 1 exceed 25%

of the Target Award Payment. As soon as administratively practicable following Performance Period 2, the Compensation Committee shall determine the Company's achievement of the Performance Goals in accordance with Schedule I and your individual performance, the date on which such determination occurs shall be referred to herein as the “Second Determination Date”. If the Threshold Goal for Performance Period 2 is satisfied, the resulting Award Payout for Performance Period 2 will be made following the Second Determination Date in accordance with Section 4. If the Total Performance Goal (as defined in Schedule I) is not achieved for Performance Period 2, you will be eligible to earn an Award Payout during the Extended Performance Period. As soon as administratively practicable following the Extended Performance Period, the Compensation Committee shall determine the Company's achievement of the Performance Goals in accordance with Schedule I and your individual performance, the date on which such determination occurs shall be referred to herein as the “Extended Performance Period Determination Date”. If the Threshold Goal for the Extended Performance Period is satisfied, the resulting Award Payout for the Extended Performance Period will be made following the Extended Performance Period Determination Date in accordance with Section 4. In no event shall the Award Payout for Performance Period 2 and the Extended Performance Period exceed 150% of the Target Award Payment. The Company shall notify you of any Award Payout as soon as practicable following the applicable determination date. Each Award Payout shall be settled in accordance with Section 4 and any portion of the Target Award Payment amount not earned as of the Extended Performance Period Determination Date shall be canceled and forfeited as of the Extended Performance Period Determination Date, or, in the event that the Extended Performance Period is not reached, the Second Determination Date.
3.Transfer. Except as may be effected by will or other testamentary disposition or by the laws of descent and distribution, the Award is not transferable, whether by sale, assignment, exchange, pledge, or hypothecation, or by operation of law or otherwise, and any attempt to transfer the Award in violation of this Section 3 will be null and void.
4.Settlement of the Award. Each Award Payout shall be settled in a number of unrestricted shares of Company common stock, $0.01 par value (“Common Stock”), determined by dividing the applicable Award Payout amount by the closing value of a share of Common Stock on the applicable determination date (the “Shares”), as soon as practicable following the applicable determination date (but in no event later than December 31st of the calendar year in which the related performance period ends), provided in each case that Awardee has satisfied his or her tax withholding obligations with respect to the Award Payout as described in Section 8(a) of this Agreement. The Shares will be issued by the Company in the name of Awardee by electronic book-entry transfer or credit of such shares to an account of Awardee maintained with such brokerage firm or other custodian as the Company determines. Alternatively, in the Company's sole discretion, such issuance may be effected in such other manner (including through physical certificates) as the Company may determine and/or by transfer or credit to such other account of Awardee as the Company or Awardee may specify.
5.Termination without Cause or for Good Reason; Death or Disability; Change in Control.

(a)
Except as set forth in Section 5(b), you must remain continuously employed from the Date of Grant through the date that the Award is settled to be eligible for payment. If you resign or are terminated for Cause you will forfeit any rights relating to the Award and the Award will terminate immediately.

(b)
In the event of (1) a termination of Awardee's employment as a result of Awardee's death or permanent disability (as defined under the Company's long-term disability policies), or (2) a termination of Awardee's employment by the Company without Cause (as defined in the

Plan) or by Awardee for Good Reason (as defined below), then the Awardee shall be eligible to earn an Award Payout only with respect to the performance period that ends next following the date of the qualifying termination (for purposes of clarity, for a termination occurring from April 30, 2012 through April 29, 2013, Awardee will only be eligible for an Award Payout with respect to Performance Period 1, for a termination occurring from April 30, 2013 through October 31, 2013, Awardee will only be eligible for an Award Payout with respect to Performance Period 2, and for a termination occurring from November 1, 2013 through April 29, 2014, Awardee will only be eligible for an Award Payout with respect to the Extended Performance Period, if applicable) calculated as follows: on the determination date next following the date on which such termination occurs, the Award Payout shall be determined in accordance with Section 2, and multiplied by a fraction (the denominator of which is the total number of days in the applicable performance period in which termination occurs and the numerator of which is the number of days since April 30, 2012 until the date of termination), and such pro-rata Award Payout shall be settled in accordance with Section 4. Any portion of the Target Award Payment that is not earned as of the applicable determination date shall be forfeited.
For purposes of this Agreement, “Good Reason” shall exist if Awardee resigns his or her employment following the Company's (x) material reduction of Awardee's base salary, or (y) relocation of Awardee's principal location of employment more than 50 miles from Awardee's current principal location of employment, in each case, without the Awardee's consent; “Good Reason” shall exist only if Awardee has given written notice to the Company within 30 days after the initial occurrence of the event, with a reference to this Agreement, the Company has not cured such event by the 15th day after the date of such notice, and Awardee's employment terminates within 60 days of Awardee's giving of such notice to the Company.

(c)
For purposes of this Agreement, in the event Awardee has an employment agreement with the Company that provides definitions for the terms “Cause” and/or “Good Reason,” then, during the time in which Awardee's employment agreement is in effect, the definitions provided within Awardee's employment agreement shall be used instead of the definitions provided above.

(c)
In the event of a Change in Control (as defined in the Plan), notwithstanding Section 3.6 of the Plan, the Compensation Committee may, in its sole discretion, (1) determine to settle the Award with any applicable Company performance criteria deemed earned at the Target Level (or any such other level as the Compensation Committee may determine) with respect to any performance period in effect on the date of the Change in Control; (2) provide that the Award will remain outstanding and eligible for payment following the originally scheduled determination dates (subject to the Awardee's continued employment through such determination date) and subject to such adjusted performance criteria as the Compensation Committee may determine in its sole discretion; or (3) take any other actions necessary or advisable consistent with the terms of the Plan, including, without limitation, Section 3.6 thereof. In the event that the Compensation Committee determines to settle the Award in accordance with Section 5(c)(1), the determination date shall be the date of the Change in Control and the value of the Common Stock in the event of such settlement shall be reasonably determined by the Compensation Committee.

6.Forfeiture. You acknowledge that an essential purpose of the grant of the Award is to ensure the utmost fidelity by yourself to the Company's interests and to your diligent performance of all of your understandings and commitments to the Company. Accordingly, YOU SHALL NOT BE

ENTITLED TO RETAIN THE AWARD OR RECEIVE THE SHARES IN SETTLEMENT THEREOF, EITHER DURING OR AFTER TERMINATION OF YOUR EMPLOYMENT WITH THE COMPANY IF THE COMPANY, IN ITS SOLE DISCRETION, BELIEVES THAT YOU HAVE AT ANY TIME ENGAGED IN “INJURIOUS CONDUCT” (AS HEREINAFTER DEFINED).
In the event of any such determination:

(a)	the Award shall terminate and be forfeited as of the date of such determination; and

(b)
Awardee shall (1) transfer back to the Company, for consideration of $0.01 per Share, all Shares that are held, as of the date of such determination, by Awardee and that were acquired upon settlement of the Award on or after the date which is 180 days prior to the date of such conduct (Shares so acquired, the “Acquired Shares”) and (2) to the extent such Acquired Shares have previously been sold or otherwise disposed of by Awardee, repay to the Company the aggregate Fair Market Value (as defined in the Plan) of such Acquired Shares on the date of such sale or disposition, less the number of such Acquired Shares times $0.01.

For purposes of the preceding clause (b)(2) of this Section 6, the amount of the repayment described therein shall not be affected by whether Awardee received such Fair Market Value with respect to such sale or other disposition, and repayment may, without limitation, be effected, at the discretion of the Company, by means of offset against any amount owed by the Company to Awardee.
For purposes of this Agreement, “Injurious Conduct” shall mean (i) Awardee's fraud, misappropriation, misconduct or dishonesty in connection with his or her duties, (ii) any act or omission which is, or is reasonably likely to be, materially adverse or injurious (financially, reputationally or otherwise) to the Company or any affiliate of the Company, (iii) Awardee's breach of any material obligations contained in Awardee's employment agreement or offer letter with the Company, including, but not limited to, any restrictive covenants or obligations of confidentiality contained therein, (iv) conduct by Awardee that is in material competition with the Company or any affiliate of the Company or (v) conduct by Awardee that breaches Awardee's duty of loyalty to the Company or any affiliate of the Company.
7.Securities Laws Restrictions.

(a)
You represent that when the Award is settled, you will be acquiring Shares for your own account and not on behalf of others. You understand and acknowledge that federal and state securities laws govern and restrict your right to offer, sell or otherwise dispose of any Shares so received unless otherwise covered by a Form S-8 or unless your offer, sale or other disposition thereof is otherwise registered under the Securities Act of 1933, as amended (the “1933 Act”) and state securities laws or, in the opinion of the Company's counsel, such offer, sale or other disposition is exempt from registration thereunder. You agree that you will not offer, sell or otherwise dispose of any such Shares in any manner which would: (1) require the Company to file any registration statement with the Securities and Exchange Commission (or similar filing under state laws) or to amend or supplement any such filing or (2) violate or cause the Company to violate the 1933 Act, the rules and regulations promulgated thereunder or any other state or federal law. You further understand that (x) any sale of the Shares you acquire upon settlement of the Award is subject to the Company's insider trading rules and policies, as they exist from time to time, (y) the certificates for such Shares will bear such legends as the Company deems necessary or desirable in connection with the 1933 Act or other rules, regulations or laws and (z) if you are a director, officer or principal shareholder, Section 16(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), further restricts your ability to sell or otherwise dispose of Shares acquired upon settlement of the Award.

(b)
Notwithstanding anything to the contrary herein, Shares will not be issued in settlement of this Award unless such issuance complies with applicable laws. In the event that the Company determines that the issuance of Shares in settlement of this Award will not comply with applicable laws, then, notwithstanding anything to the contrary herein, the Award shall be settled in the manner and at a time that the Company determines.

8.Taxes.

(a)
Withholding Taxes. Awardee shall pay to the Company, or make provision satisfactory to the Company for payment of, the minimum aggregate federal, state and local taxes required to be withheld by applicable law or regulation in respect of the settlement of any portion of the Award hereunder, or otherwise as a result of your receipt of the Shares, no later than the date of the event creating the tax liability. The Company may, and, in the absence of other timely payment or provision made by Awardee that is satisfactory to the Company, shall, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to Awardee, including, but not limited to, by withholding Shares which otherwise would be delivered hereunder. In the event that payment to the Company of such tax obligations is made by delivering or withholding of Shares, such Shares shall be valued at their Fair Market Value (as determined in accordance with the Plan) on the date of such delivery or withholding.

(b)
Section 409A. Payments contemplated with respect to the Award are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), (including the provisions for exceptions or exemption from Section 409A), and all provisions of the Plan and this Agreement shall be construed, administered and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If, and only to the extent that, in the good faith of the Compensation Committee, the Award constitutes “deferred compensation” within the meaning of Section 409A, then (1) if Awardee is deemed to be a “specified employee” (as such term is defined in Section 409A and as determined by the Company), the payment of the Award Payout on account of Awardee's termination of employment shall not be made until the first business day of the seventh month after Awardee's “separation from service” (as such term is defined and used in Section 409A) with the Company, or if earlier, the date of Awardee's death and (2) for purposes of Section 5(c) hereof, a Change of Control shall not have occurred unless such Change of Control is a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as determined in accordance with Section 409A. Each payment under this Agreement is a separate “payment” for purposes of Treas. Reg. Section l.409A-2(b)(2)(i).

(c)
Section 162(m). Awards granted to “covered employees” (as such term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) shall be granted and administered in a manner intended to be deductible by the Company under Section 162(m) and the grant and administration of the Awards will be subject to the procedures set forth in Section 2.8.2 of the Plan. The Compensation Committee may take such actions as it deems necessary or advisable, in its sole discretion, in administering Awards granted to such “covered employees,” including, without limitation, reducing or eliminating the Award Payout.

9.No Rights as a Stockholder. Neither the Award nor this Agreement shall entitle Awardee to any voting rights or other rights as a stockholder of the Company unless and until Shares have been issued in settlement thereof. Without limiting the generality of the foregoing, no dividends or dividend equivalents shall accrue or be paid with respect to the Award.
10.Conformity with Plan. This Agreement, and the Award awarded hereby, are intended to conform in all respects with, and are subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Any inconsistencies between this Agreement and any mandatory provisions of the Plan shall be resolved in accordance with the terms of the Plan, and this Agreement shall be deemed to be modified accordingly. By executing and returning this Agreement, you acknowledge your receipt of the Plan and agree to be bound by all the terms and conditions of the Plan as it shall be amended from time to time.
11.Employment and Successors. Nothing herein confers any right or obligation on you to continue in the employ of the Company or any affiliate of the Company or shall affect in any way your right or the right of the Company or any affiliate of the Company, as the case may be, to terminate your employment at any time. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor to the Company by merger or otherwise. Subject to the restrictions on transfer set forth herein, all of the provisions of this Agreement will be binding upon Awardee and Awardee's heirs, executors, administrators, legal representatives, successors and assigns.
12.Awardee Advised To Obtain Personal Counsel and Tax Representation. IMPORTANT: The Company and its employees do not provide any guidance or advice to individuals who may be granted an Award under the Plan regarding the federal, state or local income tax consequences or employment tax consequences of receiving the Award or participating in the Plan. Notwithstanding any withholding by the Company of taxes hereunder, Awardee remains responsible for determining Awardee's own personal tax consequences with respect to the Award, its being earned, the receipt of Shares upon settlement, any subsequent disposition or transfer of Shares and otherwise of participating in the Plan, and also ultimately remains liable for any tax obligations in connection therewith (including any amounts owed in excess of withheld amounts). Accordingly, Awardee may wish to retain the services of a professional tax advisor in connection with the Award and this Agreement.
13.Beneficiary Designation. Awardee may designate one or more beneficiaries, from time to time, to whom any benefit under this Agreement is to be paid in case of Awardee's death. Each designation must be in writing, signed by Awardee and delivered to the Company. Each new designation will revoke all prior designations.
14.Disputes. Any question concerning the interpretation of or performance by the Company or Awardee under this Agreement, including, but not limited to, the Award, its being earned, settled or forfeited, or the issuance or delivery of Shares upon settlement, or any other dispute or controversy that may arise in connection herewith or therewith, shall be determined by the Company in its sole and absolute discretion; provided, however, that, following a Change in Control, any determinations by the Company or a successor entity with respect to the existence or not of Injurious Conduct, Cause or Good Reason, or any other post-Change in Control determination that would effect a forfeiture of all or a portion of the Award, must be objectively reasonable.
15.Miscellaneous.

(a)
References herein to determinations or other decisions or actions to be taken or made by the Company shall be made by the Compensation Committee or such other person or persons to whom the Compensation Committee may from time to time delegate authority or otherwise designate, and any such determinations, decisions or actions shall be final, conclusive and binding on Awardee and all persons claiming under or through Awardee.

(b)
This Agreement may not be changed or terminated except by a written agreement expressly referencing this Agreement and signed by the parties hereto. Notwithstanding any provision set forth in this Agreement and subject to all applicable laws, rules and regulations, the Compensation Committee shall have the power to, without the Awardee's consent: (1) alter or amend the terms and conditions of the Award in any manner that the Compensation Committee considers necessary or advisable, in its sole discretion, to comply with, or take into account changes in, or interpretations or rescissions of, applicable tax laws, securities laws, employment laws, accounting rules or standards and other applicable laws, rules, regulations, guidance, ruling, judicial decision or legal requirement; (2) ensure that the Award is not subject to federal, state, local or foreign taxes prior to payment, as applicable; or (3) waive any terms and conditions that operate in favor of the Company. Any alteration or amendment of the terms of the Award by the Compensation Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Compensation Committee shall give notice to the Awardee of any such alteration or amendment as promptly as practicable after the adoption thereof.

(c)
This Agreement (including the Schedules hereto), together with the Plan, constitutes the entire understanding of the parties, and supersedes and cancels all prior agreements, with respect to the subject matter hereof.

(d)	This Agreement may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

(e)
This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut, without regard to principles of conflicts of laws. The interpretation and enforcement of the provisions of this Agreement shall be resolved and determined exclusively by the state court sitting in Fairfield County, Connecticut or the federal courts in the District of Connecticut and Awardee hereby consents that such courts be granted exclusive jurisdiction for such purpose.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.
UNITED RENTALS, INC.
By:
Michael J. Kneeland
Chief Executive Officer
AWARDEE:______________________________
Awardee

Schedule I
to
2012 Performance Award Agreement

The Performance Goals for the applicable performance period shall be determined as set forth in this schedule. The Performance Goals are the realization of annualized run-rate cost synergies, consisting of (1) cost synergies - savings realized due to reductions or savings in the cost basis (generally flow to EBITDA) and (2) at the discretion of the Compensation Committee, and provided minimum threshold annualized run-rate cost synergies have been achieved, revenue synergies - incremental revenues that can be achieved as a result of the merger (to be converted to operating profit). The achievement (including, without limitation, the level of achievement) of the Performance Goals and individual performance in connection with this Award will be determined in the sole discretion of the Compensation Committee, and all such determinations shall be final, binding and conclusive. Set forth in the table below are the threshold, target and maximum annualized run-rate synergy goals relating to each performance period.

Performance Level	Performance Period 1* ($M)	Performance Period 2** ($M)	Extended Performance Period*** ($M)
Threshold Goal	134	204	204
Target Goal	150	219	224
Maximum Goal	—	234	234

*	Performance Period 1 represents the period of time from April 30, 2012 through April 29, 2013.

**	Performance Period 2 represents the period of time from April 30, 2012 through October 31, 2013.

***
Extended Performance Period represents the period of time from April 30, 2012 through April 29, 2014. Performance will be measured, and a portion of the Award may be earned during this period, only if total annualized run-rate synergies of $226 million are not achieved during Performance Period 2.

Performance Period 1 (25% of Target Award Payment)

To determine the Award Payout with respect to Performance Period 1, the following steps will be performed:

1.	Calculate Formulaic Award Earned: The portion of the Target Award Payment that will be eligible for payment relating to Performance Period 1 is calculated as follows:

[(Annualized run-rate synergies achieved (up to a maximum of $150M) - $134M) / $16M]
x 25% x Target Award Payment

If the annualized run-rate synergies achieved for Performance Period 1 are less than the Threshold Goal for such period, no portion of the Target Award Payment will be paid relating to Performance Period 1.

2.
Calculate Discretionary Individual Performance Adjustment: At the discretion of the Compensation Committee, the portion of the Target Award Payment calculated relating to Performance Period 1 may be increased or decreased by an amount not to exceed the Target Award Payment x 6.25% (provided that the Award Payout for Performance Period 1 cannot exceed 25% of the Target Award Payment).

3.	Calculate Shares Issued for Performance Period 1: The total number of Shares to be delivered in settlement of the Award Payout for Performance Period 1 pursuant to Section 4, is calculated as follows:

Award Payout For Performance Period 1 / closing value of a share of Common Stock on the First Determination Date
Performance Period 2 (75% of Target Award Payment)

To determine the Award Payout with respect to Performance Period 2, the following steps will be performed:

1.	Calculate Formulaic Award Earned: The portion of the Target Award Payment that will be eligible for payment relating to Performance Period 2 is calculated as follows:

[(Annualized run-rate synergies achieved (up to a maximum of $234M) - $204M) / $15M]
x 75% x Target Award Payment

If the annualized run-rate synergies achieved for Performance Period 2 are less than the Threshold Goal for such period, no portion of the Target Award Payment will be paid relating to Performance Period 2.

2.
Calculate Discretionary Individual Performance Adjustment: At the discretion of the Compensation Committee, the portion of the Target Award Payment calculated relating to Performance Period 2 may be increased or decreased by an amount not to exceed the Target Award Payment x 18.75% (provided that the Award Payout for Performance Period 2 cannot exceed 150% of the Target Award Payment).

3.	Calculate Shares Issued for Performance Period 2: The total number of Shares to be delivered in settlement of the Award Payout for Performance Period 2 pursuant to Section 4, is calculated as follows:

Award Payout For Performance Period 2 / closing value of a share of Common Stock on the Second Determination Date
Extended Performance Period

If the annualized run-rate synergies achieved as of October 31, 2013 are below $226 million (the “Total Performance Goal”), an additional Award Payout may be earned. To determine the Award Payout with respect to the Extended Performance Period, the following steps will be performed:

1.
Calculate Formulaic Award Earned: If the annualized run-rate synergies achieved as of October 31, 2013 are below the Total Performance Goal, the portion of the Target Award Payment that will be eligible for payment relating to the Extended Performance Period is calculated as follows:

[[(Annualized run-rate synergies achieved (up to a maximum of $234M) - $204M) / $20M]
x 75% x Target Award Payment] - Target Award Earned for Performance Period 2

If the annualized run-rate synergies achieved for the Extended Performance Period are less than the Threshold Goal for such period, no portion of the Target Award Payment will be paid relating to the Extended Performance Period.

2.
Calculate Discretionary Individual Performance Adjustment: At the discretion of the Compensation Committee, the portion of the Target Award Payment calculated relating to the Extended Performance Period may be increased or decreased by an amount not to exceed the Target Award Payment x 18.75% (provided that the Award Payout for Performance Period 2 together with the Award Payout for the Extended Performance Period cannot exceed 150% of the Target Award Payment).

3.
Calculate Shares Issued for the Extended Performance Period: The total number of Shares to be delivered in settlement of the Award Payout for the Extended Performance Period pursuant to Section 4, is calculated as follows:

Award Payout For The Extended Performance Period / closing value of a share of Common Stock on the Extended Performance Period Determination Date